Exhibit 1

                          AGREEMENT AND PLAN OF MERGER
                                       OF
              POCKETSPEC TECHNOLOGIES INC., a Colorado corporation
                                      INTO
               FALCON RIDGE DEVELOPMENT INC., a Nevada corporation

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made this XX day of June, 2005 by and between POCKETSPEC TECHNOLOGIES INC., a Colorado corporation (hereinafter referred to as the "Non-surviving Corporation") and FALCON RIDGE DEVELOPMENT INC., a Nevada corporation (hereinafter referred to as the "Surviving Corporation"). Hereinafter the Non-surviving Corporation and Surviving Corporation shall be referred to as the "Corporations."

     WHEREAS, the respective Corporations desire to merge;

     NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

     I. Pursuant to the Nevada Private Corporations Act and the Colorado Business Corporation Act, the Non-surviving Corporation shall merge with the Surviving Corporation and upon the effective date of such merger, the Non-surviving Corporation shall cease to exist and shall no longer exercise its powers, privileges and franchises subject to the laws of the State of Colorado, its state of incorporation. The Surviving Corporation shall succeed to the property and assets of and exercise all powers, privileges and franchises of the Non-surviving Corporation and shall assume and be liable for the payment of all of the debts and liabilities of the Non-surviving Corporation, including, but not limited to, all fees and franchise taxes and will pay such fees and taxes if they are not timely paid.

     II. The Non-surviving Corporation's assets and liabilities shall otherwise become the assets and liabilities of the Surviving Corporation.


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     III. The officers of the Corporations are authorized and directed to take all appropriate and necessary action to dissolve the Non-surviving Corporation under applicable law.

     IV. This Agreement and Plan of Merger shall become effective as of date of filing of these Articles of Merger with the Colorado Secretary of State.

     V. The state of incorporation of the Surviving Corporation after the effective date of the merger shall be the State of Nevada.

     VI. The officers and directors of the Non-Surviving Corporation after the effective date of the merger shall become the officers and directors of the Surviving Corporation.

     VII. The Surviving Corporation' s name after the merger's effective date shall remain the same. VIII. The Articles of Incorporation of the Surviving Corporation shall serve as the Articles of Incorporation for the Surviving Corporation and Non-surviving Corporation as merged.

     IX. The authorized capital shares of the Surviving Corporation, whether issued or unissued on the effective date of the merger, shall remain the same and not be converted into a different number or class of shares as a result of the merger.

     X. Immediately prior to the effective date of the merger contemplated herein, the Non-surviving Corporation had 137,265,732 shares of its common stock issued and outstanding. Immediately prior to the date of the merger contemplated herein, the Surviving Corporation had one share of its common stock issued and outstanding.

     XI. As a result of the merger, all outstanding and issued shares of the Non-surviving Corporation's common stock shall be exchanged for all of the outstanding and issued shares of the Surviving Corporation. The Non-surviving Corporation's shares will then be canceled.

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     XII. The Non-surviving and Surviving Corporation shall take, or cause to be taken, all actions necessary, proper or advisable under the laws of the State of Nevada to consummate and make effective the merger. XIII. It is intended that the transaction described herein qualifies as a tax-free exchange within the definition of Section 368 of the Internal Revenue Code of 1986, as amended.

     The undersigned President and Secretary of each of the parties hereto hereby acknowledge that the execution of this Agreement is the act and deed of the Corporation on whose behalf each executes this Agreement, and that the facts stated herein are true.

   POCKETSPEC TECHNOLOGIES INC.                   FALCON RIDGE DEVELOPMENT INC.
   a Colorado corporation                         a Nevada corporation

   By:
        -----------------------                    -----------------------
   By:  Fred Montano, President                    Fred Montano, President